Exhibit 10.3
Eaton Corporation plc
Executive Incentive Compensation Plan
(Amended and Restated as of February 25, 2026)

I.Plan Term and Purpose

The purpose of the Amended and Restated Eaton Executive Incentive Compensation (EIC) Plan (the “Plan”) is to provide an annual incentive compensation opportunity to attract and retain executives and other designated employees of Eaton Corporation plc (the “Company”) and its directly and indirectly controlled subsidiaries (the Company and such subsidiaries being referred to herein collectively as “Eaton”).

This Plan shall remain in effect until the Compensation and Organization Committee (“C&O Committee”) of the Board of Directors (the “Board”) of Eaton Corporation plc changes its terms or terminates it.

II.Definitions

“Administrator” means the C&O Committee, person, or persons to which the C&O Committee delegates the authority and responsibilities pursuant to Section III of the Plan.

“Aggregate Incentive Pool” refers to the incentive pool for participants which is the sum of the Target Incentive Pool multiplied by the Company Performance Factor

“Business Unit” refers to a specific operating unit defined by Eaton management. This does not apply to Corporate employees.

“Business Unit Metrics” means the performance objective or objectives established by Eaton Management which may relate to Eaton’s performance or performance of one or more operating units. Business Unit Metrics may include those listed in Section VI as applicable to each Business Unit.

“Business Unit Rating” (“BUR”) means the level of attainment of Business Unit Metrics compared to the threshold, target and maximum goals established for each quantitative or qualitative performance measure.

“Cause”
(i)the willful and continued failure of the participant to perform substantially the participant’s duties with Eaton (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by his or her manager (or the C&O Committee in the case of the CEO) specifically identifies the manner in which the participant has not substantially performed his or her duties;
(ii)the participant pleading guilty or nolo contendere to or being convicted of (a) felony or (b) any crime involving moral turpitude, dishonesty, fraud, or unethical business conduct.
(iii)the participant’s material violation of Eaton’s Code of Ethics or other applicable Company policies or procedures as are in effect from time to time, or
(iv)the participant’s willful misconduct in the course of his or her continuous service, which is materially detrimental to the financial condition or business reputation of the Company, whether as a result of adverse publicity or otherwise.

“C&O Committee” means the Compensation & Organization Committee of the Board of Directors of Eaton Corporation plc.

“Chief Executive Officer” (“CEO”) refers to the CEO of Eaton Corporation.

“Company Performance Factor” (“CPF”) is the adjustment percentage as determined by the C&O Committee, which will raise or lower the Target Incentive Pool, based on the Company’s performance as measured against company performance metrics(s) established for the Plan Year and any other qualitative and quantitative factors the C&O Committee deems appropriate.

“Company Performance Metrics” means the performance metrics or objectives established by the C&O Committee for the Plan Year and may include, without limitation, the measures listed in Section VI. Company Performance Metrics may be stated as a combination of the listed factors, with weighting to be specified by the C&O Committee each Plan Year pursuant to Section VI. Any Company Performance Metrics that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), if applicable, or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

“Elected Officer” refers to officers of Eaton Corporation (OH).

“Eligible Base Salary” is the annual base salary in effect as of the last day of (i) the Plan Year; or (ii) the period of employment in the case of a proration as specified in Section XI or (iii) participation in the Plan, as applicable. However, if the participant had a change in annual base salary during the Plan Year due to a change in full or part-time status, such participant’s Eligible Base Salary will be the sum of the monthly salaries in effect for the months in which the participant was eligible to participate in the Plan Year.

“Management Compensation Committee” (“Management Committee”) refers to the CEO and up to four officers of Eaton designated by the CEO.

“Executive Officers” means, for purposes of this Plan, the persons determined by the Board to be officers of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

“Plan Year” is the same as Eaton’s fiscal year (January 1st through December 31st) unless otherwise determined by the C&O Committee.

“Special Award Fund” refers to the C&O Committee’s sole authority to create a discretionary award pool under the Plan to recognize extraordinary contributions to Eaton’s performance

“Target Incentive Percentage” is either (i) a standard percentage of base salary established by job level
(ii) a participant’s unique incentive percentage that is the standard incentive percentage adjusted due to items such as, but not limited to, performance, experience, time in job, role, scope and responsibilities. The Target Incentive Percentage will vary according to level of responsibility and may be changed from time to time at Eaton’s discretion. The C&O Committee approves the Target Incentive Percentage for Elected Officers.

“Target Incentive Pool” is the sum of the product of Eligible Base Salary participant multiplied by the Target Incentive Percentage, excluding Elected Officers who are managed separately from the pool.

III.Administration
The C&O Committee administers the Plan with respect to the Executive Officers as required under stock exchange or other regulations or rules, unless otherwise specified. The C&O Committee delegates administration of the Plan for all other participants to Eaton’s Human Resources function.

The C&O Committee or its delegate shall have complete authority to interpret all provisions of the Plan consistent with the law.

IV.Concept

The Plan is intended to support Eaton’s pay-for-performance culture by providing reward opportunities for individuals who are in positions that may significantly influence company results. As a result, a portion of total compensation is at risk and directly linked to the achievement of corporate, business unit and individual results.

V.Eligibility
Any salaried Eaton employee who, in the judgment of the C&O Committee, meets the criteria described in Section I may be selected for participation in the Plan. The C&O Committee will have final authority for designating participants in the Plan, but may delegate this authority, as it deems advisable. Participation in the Plan is on a Plan Year basis. Participation in one Plan Year does not automatically constitute participation in the next Plan Year.
Eligibility begins on the first day of the month in which an employee is designated as a participant, regardless of the day of the month on which the designation occurs.

VI.Goal Determination
During the first 90 days of the Plan Year, the C&O Committee will establish, in writing, the Company Performance Metrics, threshold, target, and maximum goals for each metric, the weighting of each metric, payout curves, and other qualitative and quantitative factors it considers appropriate for rewarding performance for the Plan Year.

Company Performance Metrics shall be based on the achievement of one or more criteria selected by the Committee, in its discretion, which may include, but shall not be limited to the following: cash flow and related measures; earnings or earnings-related measures; earnings per share; financial return ratios; market performance; net profits; operating profits; operating earnings per share; profit returns or margins; revenues or sales; revenue or sales growth; shareholder return and/or value; working capital; changes between years or periods, or returns over year or periods that are determined with respect to any of the above-listed performance criteria.

If the C&O Committee determines that a change in the Company’s business, operations, corporate structure or capital structure; manner in which conducts its business; or other events or circumstances render the Company Performance Metrics unsuitable in a Plan Year, the C&O Committee may, in its discretion and without the consent of any participant, adjust such Company Performance Metrics or the related level of achievement, in whole or in part, as the C&O Committee deems appropriate or equitable. Adjustments may include, without limitation, the exclusion of the effects of events that are unusual in nature or infrequent in occurrence (as determined in accordance with applicable financial accounting standards), cumulative effects of tax or accounting changes, discontinued operations, acquisitions, divestitures and material restructuring or asset impairment charges.

During the first 90 days of the Plan Year, members of Eaton management, in its sole discretion, will establish the goals, weightings, payout curves, and any other qualitative and quantitative factors applicable to Business Unit Metrics for the Plan Year. Business Unit Metrics may be quantitative or qualitative in nature and may include the same or different criteria chosen for purposes of the Company Performance Metrics as applicable to each respective business and may be adjusted Management’s discretion in the same manner as the C&O Committee may adjust Company Performance Metrics.

VII.Determination of Awards
Within 90 days of the conclusion of the Plan Year, the C&O Committee will consider actual performance related to the threshold, target, and maximum goals for each Company Performance Objectives established for the Plan Year and may also consider other factors including but not limited to performance versus profit plans, progress toward the execution of the Company’s growth strategies; profit performance relative to increases or decreases in revenue (our incremental and decremental rate); delivery; quality; and items that are not related to operational performance that impact results to determine the CPF which may range from 0-200%.

Also, within 90 days after the end of the Plan Year, the Management Committee, using a similar process that the C&O Committee uses to determine the CPF, will assess actual results relative to the Business Unit Metrics and determine a Business Unit Rating that ranges from 0% to 150%. The Management Committee and its delegates have the sole discretion in determining which participants’ award calculations are subject to a Business Unit Rating.

Participants will be given individual ratings ranging from 0% to 150% based on individual performance during the Plan Year. The rating will be recommended by the participant’s manager or next level manager, subject to final review and approval by the Business Unit Leader. Executive and Elected Officers’ individual ratings will be recommended by the CEO (other than his or her own) and are subject to the approval of the C&O Committee. The CEO’s individual rating will be determined by the C&O Committee.
Participant’s awards will be determined based on the following formula:

Eligible Base Salary	X	Target Incentive Percentage	X	CPF	X	Individual Rating	X	BUR if applicable

VIII.Allocating Incentive Pools
The process of allocating the funds under the Aggregate Incentive Pool is based upon individual performance ratings which can range from 0% to 150%.

The total amount of awards to participants for any given Plan Year may be less than but cannot exceed the total amount of the Aggregate Incentive Pool for such Plan Year. Elected Officers’ awards are subject to the approval of the C&O Committee, which shall be calculated in a manner consistent with the Plan, but which shall be paid from Eaton’s general funds rather than the Aggregate Incentive Pool.

IX.Special Award Fund
The C&O Committee may, in its sole discretion, establish a discretionary pool or award special payments to individual participants who, in the C&O Committee’s judgment, have made extraordinary contributions to Eaton in a Plan Year when actual results of Company Performance Metrics are below the threshold goal level needed to generate a payout.

X.Payment
Incentive compensation payable to a participant will be paid in a cash lump sum in the calendar year following the Plan Year, at the earliest feasible date following the determination of the final CPF and the calculation of individual incentive payments, between March 1 and no later than March 31.

XI.Earning Conditions; Service for Part of Year
A participant must be employed by Eaton at the end of the Plan Year to be eligible for a payment under the Plan, provided, however, that a participant’s target shall be prorated to reflect the participant’s number of months of service during the Plan Year in the event a participant’s employment is terminated prior to the end of the Plan Year for reason of “retirement” (as defined in Eaton’s defined contribution, defined benefit, or local retirement plans, or if none then based on local practices, or in Eaton’s sole discretion), or in Eaton’s sole discretion, death, disability or involuntary business action without cause. Prorated participation in a Plan Year does not guarantee an award as Company Performance Metrics, Business Unit Metrics, and the Individual Rating may be 0%. Participants whose employment terminates for any reason other than the reasons listed in this paragraph prior to the end of the Plan Year are not eligible to receive any incentive compensation payment under this Plan for such Plan Year. Prorations for participants who have taken a leave of absence during the Plan Year will be determined based on applicable local laws. A participant who is employed by Eaton at the end of the Award Period but did not provide any service to Eaton during the Plan Year shall not be eligible for an award, unless required by local law.

Earned awards to participants whose targets have been prorated as described in the preceding paragraph will be made at the time specified in Section X. Participants who voluntarily terminate their employment for reasons other than retirement or who are terminated for Cause prior to the end of an Award Period are not eligible for prorated participation. In addition, if a participant receives a payment in lieu of Plan participation at the time of termination based on local regulations or practices, he or she is not eligible for prorated participation or any payment for the Plan Year in which the termination occurs under the Plan.
Notwithstanding the foregoing, upon any termination of the Plan during any Plan Year, payments to all participants will be made at the time specified in Section X above (or, at the discretion of the C&O
Committee, at such other time as may be permitted by Section 409A of the Internal Revenue Code of 1986 (“Section 409A”)), prorated for each participant’s length of service during the Plan Year prior to the date of Plan termination.

XII.Plan Amendments, Modifications and Termination
The C&O Committee, in its sole discretion, may amend, modify, or terminate the Plan at any time.

XIII.Compliance with Law
No payment will be made under the Plan except in compliance with all applicable laws and regulations including, without limitation, compliance with tax requirements. Without limiting the foregoing, it is intended that the Plan, and each payment under the Plan, will either comply with or be exempt from all applicable requirements of Section 409A, and the Plan shall be interpreted and administered in accordance with such intent. Notwithstanding the foregoing, Eaton does not guarantee any particular tax result, and in no event whatsoever will Eaton, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax interest or penalty that may be imposed on any participant by Section 409A or damages for failing to comply with Section 409A.

In addition, if any feature of the Plan or action taken under the Plan is determined to be unlawful, the feature or action will be deemed invalid and will not impact the remaining features, terms, and conditions of the Plan.

XIV.No Right to Employment
Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, shall confer upon any participant any right to continue in the employ of Eaton, nor shall it in any way affect Eaton’s right to terminate the employment of any participant at any time with or without assigning a reason therefore, to the same extent as Eaton might have done if the Plan had not been adopted.

XV.Non-Transferability
No right to incentive compensation under the Plan shall be subject to debts, contract liabilities, engagements, or torts of the participant, nor to transfer, anticipation, alienation, sale, assignment, pledge, or encumbrance by the participant except by will or the law of descent and distribution or pursuant to a qualitied domestic relations order.

XVI.Compensation Recovery Policy
Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan are, to the maximum extent permitted by applicable law, subject to reduction, cancellation or reimbursement pursuant to any applicable law, regulation or the Recoupment Policy of Eaton Corporation plc, as in effect from time to time (the “Recovery Policy”). The Recovery Policy provides that incentive compensation awarded to any participant may be subject to recoupment in the event of detrimental activity which includes (i) dishonest conduct resulting in a felony conviction or (ii) willful illegal conduct, fraud, or gross misconduct that is injurious to Eaton. In addition, performance-based incentive compensation awarded to Officers shall be subject to recoupment in the event of an accounting restatement under the circumstances described in the Recovery Policy. Notwithstanding the foregoing, in the event of any conflict between this Section and the terms of any Recovery Policy, the terms of the Recovery Policy will prevail.